UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

July 25, 2006

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

The Amalgamation Agreement

On July 25, 2006, Mattel, Inc., a Delaware corporation (the “Company”), its wholly owned subsidiaries, Mattel Foreign Holdings, Ltd., a Bermuda company (“Parent”), and Mattel Enterprises, Ltd., a Bermuda company (“Amalgamation Sub”), and Radica Games Limited, a Bermuda company (“Radica”), entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”). The Amalgamation Agreement contemplates that Radica and Amalgamation Sub will amalgamate under the laws of Bermuda (the “Amalgamation”), with the resulting company (the “Amalgamated Company”) continuing to exist as a wholly owned subsidiary of the Company governed under the laws of Bermuda. The Company is a party to the Amalgamation Agreement solely as a guarantor of the obligations of Parent and Amalgamation Sub under the Amalgamation Agreement.

Pursuant to the Amalgamation Agreement, at the effective time of the Amalgamation, each outstanding share of common stock, par value $0.01 per share, of Radica, other than shares owned by Parent, Amalgamation Sub, any of their subsidiaries or any subsidiary of Radica, will be cancelled and converted into the right to receive $11.55 in cash, for total consideration of approximately $230 million, which includes the cash-out of stock options. All outstanding options to purchase shares of common stock of Radica, whether vested or unvested, will be cancelled and converted into the right to receive an amount of cash equal to the amount by which $11.55 exceeds the exercise price per share of each such option.

Consummation of the Amalgamation is subject to customary closing conditions, including, among other things, approval by 75% of Radica’s shareholders voting on the Amalgamation and certain regulatory approvals, including expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Amalgamation Agreement contains certain termination rights for Parent and Radica and provides that, upon termination of the Amalgamation Agreement under certain circumstances, Radica may be required to pay Parent a termination fee of approximately $6.9 million and/or reimburse Parent for its out-of-pocket costs and expenses up to $1.5 million. It is anticipated that the Amalgamation will close during the fourth quarter of 2006, subject to delays in satisfying certain conditions to the Amalgamation that could extend the closing into January of 2007.

The foregoing description of the Amalgamation Agreement is qualified in its entirety by reference to the text of the Amalgamation Agreement, attached as Exhibit 99.1 hereto.

The Voting Agreement

In connection with the execution of the Amalgamation Agreement, Richard H. Pickup, Dito Devcar Corporation, Dito Caree Limited Partnership, Pickup Family Trust, dated January 5, 1980, The Richard H. Pickup Employee MMP PL and Pickup Charitable Unitrust, II (collectively, the “Principal Shareholders”) and Parent entered into a Voting Agreement, dated as of July 25, 2006 (the “Voting Agreement”), pursuant to which, among other things, the Principal Shareholders have agreed to vote an aggregate of 7,799,100 shares of Radica’s common stock (the “Covered Shares”) in favor of adoption of the Amalgamation Agreement and against any other proposal to purchase 25% or more of the assets or equity of Radica (an “Acquisition Proposal”), among other restrictions. The Covered Shares constitute approximately 40% of the outstanding common stock of Radica.

The Voting Agreement will terminate on the earliest to occur of (i) the effective time of the Amalgamation and (ii) the date that is nine months following the termination of the Amalgamation Agreement, provided, that if Radica enters into a definitive agreement with respect to an Acquisition Proposal during such nine month period, the Voting Agreement will terminate upon the consummation or termination of such definitive agreement. The Voting Agreement will also terminate if the Amalgamation Agreement is terminated by mutual consent of the parties or if the Amalgamation Agreement is terminated under certain other circumstances set forth in the Voting Agreement. The Principal Shareholders have also granted an irrevocable proxy to Parent to vote the Covered Shares in accordance with the Voting Agreement.

The foregoing description of the Voting Agreement is qualified in its entirety by reference to the text of the Voting Agreement, attached as Exhibit 99.2 hereto.

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Section 7—Regulation FD

Item 7.01. Regulation FD Disclosure.

On July 26, 2006, the Company issued a press release announcing the execution of the Amalgamation Agreement, a copy of which is attached as Exhibit 99.3 hereto.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Exhibit Description

99.1	Agreement and Plan of Amalgamation, dated as of July 25, 2006, among Radica Games Limited, Mattel Foreign Holdings, Ltd., Mattel Enterprises, Ltd. and solely with respect to Section 6.13 thereof, Mattel, Inc.

99.2	Voting Agreement, dated as of July 25, 2006, by and among Parent and Dito Devcar Corporation, Dito Caree Limited Partnership, Pickup Family Trust, dated January 5, 1980, The Richard H. Pickup Employee MMP PL and Pickup Charitable Unitrust, II.

99.3	Press release dated July 26, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC. Registrant

By:	/s/ Robert Normile
Robert Normile Senior Vice President, General Counsel and Secretary

Dated: July 26, 2006

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Agreement and Plan of Amalgamation, dated as of July 25, 2006, among Radica Games Limited, Mattel Foreign Holdings, Ltd., Mattel Enterprises, Ltd. and solely with respect to Section 6.13 thereof, Mattel, Inc.

99.2	Voting Agreement, dated as of July 25, 2006, by and among Parent and Dito Devcar Corporation, Dito Caree Limited Partnership, Pickup Family Trust, dated January 5, 1980, The Richard H. Pickup Employee MMP PL and Pickup Charitable Unitrust, II.

99.3	Press release dated July 26, 2006.

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